Exhibit 15.1

RAIT Financial Trust

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim consolidated financial information of RAIT Financial Trust and subsidiaries for the three and nine-month periods ended September 30, 2009 and 2008, as indicated in our report dated November 9, 2009; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 is incorporated by reference in Registration Statements of RAIT Financial Trust on Form S-3 (File No. 333-152351, effective on August 6, 2008; File No. 333-149340, effective on March 13, 2008; File No. 333-144603, effective on July 16, 2007 and post effective amendment effective April 25, 2008; File No. 333-139948, effective on January 12, 2007; File No. 333-139889, effective on January 10, 2007), Form S-4 (File No. 333-162878, filed on November 4, 2009) and Form S-8 (File No. 333-151627, effective June 13, 2008; File No. 333-125480, effective on June 3, 2005; File No. 333-100766, effective on October 25, 2002; and File No. 333-67452, effective on August 14, 2001).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of a Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

November 9, 2009